EXHIBIT 21.1

SUBSIDIARIES OF LIVEPERSON, INC.

LivePerson Ltd. (formerly HumanClick Ltd.) - Israel
Proficient Systems, Inc. - Georgia
Kasamba Inc. – Delaware